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     EXHIBIT 10.75


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                        PURCHASE AND DISTRIBUTORSHIP AGREEMENT

     This Agreement made and entered into on this 23rd day of January, 1997 by and between Biomagnetic Technologies, Inc., a California corporation having its principal place of business at 9727 Pacific Heights Boulevard, San Diego, California 92121, U.S.A. ("BTi") and Sumitomo Metal Industries, Ltd., a Japanese corporation having its principal place of business at 1-3, Otemachi 1-chome, Chiyoda-ku, Tokyo, 100 Japan ("Sumitomo").

                                     WITNESSETH:

     WHEREAS, BTi has developed, manufactured and sold biomagnetometers, and has also placed up-graded successors thereof on the market;

     WHEREAS, under the Purchase & Distributorship Agreement entered into on the 22nd day of January, 1990 between BTi and Sumitomo (the "Original Agreement"), BTi appointed Sumitomo as an exclusive distributor of BTi's biomagnetometers in Japan and certain other countries and Sumitomo accepted such appointment.

     WHEREAS, Sumitomo has completed clinical experiments of BTi's 37ch biomagnetometer and obtained the governmental approval for sale thereof as a medical device from the Ministry of Public Welfare of Japan;

     WHEREAS, BTi recognizes that, with respect to the sales of BTi's biomagnetometers in Japan, Sumitomo has attained a certain result which is reasonably satisfactory to BTi under the current condition of market for biomagnetic imaging devices; and

     WHEREAS, BTi and Sumitomo agree to extend the term of distributorship granted to Sumitomo under the Original Agreement and modify some terms and conditions provided in the Original Agreement.

     NOW, THEREFORE, in consideration of the premises, covenants and undertakings herein set forth, the parties agree as follows:


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     Article 1. DEFINITION

     As used in this Agreement, the following terms have the meaning specified in this Article 1.

     1.1 The term "Product(s)" means any and all biomagnetometer products (including, without limitation, the magnetically shielded room) manufactured or sold by BTi. The current Products are described and listed on Exhibit A attached hereto. The list of the Products will be altered from time to time by adding or eliminating certain listed products as BTi adds or discontinues biomagnetometer products from its then published list of products and components generally available for purchase and sale.

     1.2 The term "Exclusive Territory" means, as far as an export license from the U.S. government or governmental authority is obtainable, Japan.

     1.3 The term "Non-Exclusive Territory" means, as far as an export license from the U.S. government or governmental authority is obtainable, China.

     1.4 The term "Completion Certificate" means the certificate to be executed and delivered to BTi by Sumitomo upon the completion of installation of a Product and demonstration that such Product operates in compliance with the Performance Test Program (defined below).

     1.5 The term "Confidential Information" means Information owned or controlled by BTi or Sumitomo (the "protected party") respectively, which is marked "confidential" or "proprietary" or which is identified by the protected party at the time of disclosure to be of a confidential or proprietary nature and confirmed in writing by the parties, other than Information which:


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          (a)  is or becomes publicly known through no fault of the other party receiving such Information (the "receiving party");

          (b) was already possessed by the receiving party, prior to disclosure by the protected party, without any obligation of confidentiality as demonstrated by the receiving party's written records; or

          (c) is or becomes known to the receiving party without any obligation of confidentiality from a third party who is lawfully in possession of such Information and is not subject to an obligation of confidentiality with the protected party with respect to the Information.

          Except for internal components of the Products, including their design, composition, engineering and function which are excepted from the definition of Confidential Information pursuant to (a), (b) or (c) above, the internal components of the Products, including their design, composition, engineering and function, shall be deemed to be Confidential Information.

     1.7 The term "Information" means all data, know-how and information (whether communicated orally or in writing) and physical objects, including without limitation, drawings, specifications, designs, computer flow charts, object codes, cost and price data, customer and supplier data, business plans, financial information, information concerning marketing, operations, computer programming, disclosed or furnished under this Agreement.

     1.8 The term "Minimum Quantity" means the number of the Products which Sumitomo needs to purchase from BTi during the initial term or each renewal term in order to receive the rights set forth in Article 2.1 during the subsequent term of this Agreement. The parties recognize that Sumitomo's failure to attain the Minimum Quantity for

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     the initial term or each renewal term shall not be construed as the breach of this Agreement.

     1.9 The term "Performance Test Program" means a program which includes performance standards and performance test procedures for each type of Product and shall be established and published by BTi from time to time.

     Article 2.    APPOINTMENT

     2.1 During the term of this Agreement, BTi hereby appoints Sumitomo as its exclusive distributor in the Exclusive Territory and its non-exclusive distributor in the Non-Exclusive Territory for marketing, sales and distribution of the Products and Sumitomo accepts such appointment and agrees to diligently promote the distribution and sale of Products.

     2.2 Sumitomo agrees neither to sell, directly or indirectly, inside or outside of the Exclusive Territory any products which directly compete with the Products nor to sell, directly or indirectly, the Products outside the Exclusive Territory and the Non-Exclusive Territory. BTi agrees not to directly or indirectly sell the Products in the Exclusive Territory through any channel other than Sumitomo and also agrees to refer to Sumitomo all such inquiry or quotation for the Products as originates from the Exclusive Territory. Sumitomo's obligation under this Article 2.2 shall survive and remain in full force and effect for a period of three (3) years immediately following the termination of this Agreement by BTi as a result of Sumitomo's breach hereof as set forth under Article 14.2.

     2.3 BTi shall sell its Products, and shall use its best efforts to cause any other distributor of its Products to sell its Products, only to customers who, to the best knowledge and belief of BTi or such distributor (as the case may be), does not intend to resell in the Exclusive Territory the Products purchased from BTi or such distributor. Sumitomo shall sell the Products only to


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     customers who, to the best knowledge and belief of Sumitomo, do not intend to resell outside of the Exclusive Territory and the Non-Exclusive Territory the Products purchased from Sumitomo.

     Article 3.     BTI'S COVENANTS

     3.1 BTi shall pay Sumitomo a fee of *************** United States dollar (**********) for each Product to be sold by BTi, its affiliate or its distributor in the countries where Sumitomo was formerly granted the exclusive distribution right under the Original Agreement except the Exclusive Territory and Non-Exclusive Territory.

     3.2 Each payment of the fee set forth in Article 3.1 above shall be made in United States dollars within ninety (90) days upon execution of certificate of completion for the relevant Product and shall be effected by wire transfer to the following account or such other bank account as Sumitomo may designate in writing.

               Bank Name:     Sumitomo Bank, Ltd., Tokyo Main office 3-2,
                              Marunouchi 1-chome, Chiyoda-ku Tokyo 100, JAPAN
               Holder:        Sumitomo Metal Industries, Ltd.
               Account No.:   ******** (current account)

     3.3 BTi shall report in writing to Sumitomo the following information with respect to each individual sales of the Products made by BTi, its affiliate or its distributor within the countries where Sumitomo was formerly granted the exclusive distribution right under the original Agreement except the Exclusive Territory and Non-Exclusive Territory.

               - Date of certificate of completion
               - Type of the Product
               - Customer's name and address

     3.4 The parties agree that the Distribution Agreement entered into on the lst day of July, 1995 between the parties which provides for the distribution right of the Products within South Korea shall be


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     terminated on the 22nd day of January, 1997.

     Article 4. PRIVITY

     It is understood that either party shall be in no way the agent or legal representative of the other party for any purpose whatsoever and shall have no right or authority to create or assume any obligation or responsibility of any kind, expressed or implied, in the name of or on behalf of the other party.

     Article 5. INDIVIDUAL CONTRACT AND FORM

     An individual sale and purchase of the Products under this Agreement shall be made by Sumitomo's placement of an order in such form as shall be agreed upon by the parties and BTi's acceptance thereof. BTi shall not unreasonably withhold acceptance. Unless previously rejected in writing by BTi, Sumitomo's order shall be deemed to have been accepted by BTi upon expiration of seven (7) days from the date of receipt by BTi of such order.

     Article 6. PRICE

     6.1 Price(s) applied to the sales of the Products and components and parts thereof between BTi and Sumitomo shall be set forth in the price list (the "Price List"); the latest version of the Price List effective as of the date hereof is attached hereto as *********. BTi shall give one month's prior notice to Sumitomo of any proposed changes of the Price List and shall discuss any suggestions that Sumitomo may have. In the event that BTi revises the Price List, BTi shall promptly notify and deliver to Sumitomo a revised Price List reflecting such revisions.

     6.2 The price(s) for the Products set forth in the Price List includes (a) provision of the system portion of the Products, (b) installation of the Products, and (c) 90-day warranty and 9-month


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     preventive and remedial maintenance services (the "Services"). Details of each item (a) through (c) have been specified in writing by BTi to Sumitomo.

          (1) Installation and Service

          If Sumitomo elects to have BTi perform the installation and/or the Service, the price applied for each installation and Service shall be the lessor of (a) the respective price for installation and Service specified in the Price Breakdown or (b) BTi's then existing charges for time and materials of each installation and Service to BTi plus an amount to be reasonably determined by BTi as overhead with respect thereto consistent with its past practice.

          (2) Site Survey

          BTi shall not separately charge Sumitomo for a site survey unless BTi has performed a site survey and Sumitomo fails to place an order for the Products for which the site survey has been conducted by BTi within one year from the completion of such site survey. If Sumitomo fails to place such order with Bti, Sumitomo shall pay to BTi the price for the site survey which shall be the price listed in the List Price effective at the time of Sumitomo's request for the said site survey, plus BTi's actual travel expenses incurred for conducting the site survey.

     6.3 Notwithstanding the provisions of Articles 6.1 and 6.2, Sumitomo may from time to time request BTi any discount on each sale of the Products in order to maintain price competitiveness of the Products in the Exclusive Territory and the Non-Exclusive Territory. In the event that BTi receives such request, BTi and Sumitomo shall in good faith discuss the discount.

     Article 7. SHIPMENT


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     7.1  Shipment of the Products shall be made on an FOB "Ex-factory" basis.
     Sumitomo shall obtain necessary import permits and license and provide to BTi all end-user information necessary to obtain export license. BTi shall obtain and provide Sumitomo with all export licenses or other official authorization necessary for the export of Products as well as the commercial invoice in proper form. BTi shall perform in-house inspection and testing of the Products or components thereof which it manufacturers and ships so as to verify that the Products operate in accordance with the performance test standards included as part of the Performance Test Program. BTi will supply Sumitomo with documentation indicating whether or not the Products or components thereof which BTi manufactures and ships have passed such in-house inspection. BTi will direct its current manufacturer of the shielded room to deliver to Sumitomo the test report which is routinely prepared by such manufacturer indicating the magnetic shielding factor of each panel comprising the shielded room kit prior to shipment of each shielded room. In the event that BTi uses a different manufacturer to supply the shielded room, BTi will request that manufacturer to supply the same or a substantially similar test report as provided by the current manufacturer of the shielded room.

     7.2 BTi shall give a thirty (30) day prior written notice to Sumitomo of the expected date of a shipment of the Products and the identity of the manufacturer of the shielded room. Sumitomo shall make necessary arrangements with a carrier to take delivery of the Products and advise BTi in writing as to the identity of the carrier at BTi's facility at 9727 Pacific Heights Boulevard, San Diego, California or, in the case of the shielded room, at the identified manufacturer's facility, the address of which is set forth below, at least ten (10) day prior to the scheduled shipment date (the "10-day Shipment Notice"). Following are the current manufacturers of the shielded room:
          1.   Vacuumschmelze GmbH, Gruner Weg 37, D-63450 Hanau, Germany
          2.   IMEDCO AG, Industriestrasse, West 14, CH-4614, Hagendorf,
               Switzerland
          3.   Amuneal Manufacturing Corp., 4737 Darrah Street, Philadelphia,


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               PA 19124-2705, U.S.A.

     In the event that BTi or the manufacturer of the shielded room changes its address, BTi will give Sumitomo thirty (30) day prior written notice of such new address from which Sumitomo will take delivery of shipments from such entities.

     7.3 Immediately prior to acceptance by BTi of an order for Products submitted by Sumitomo, BTi will indicate in writing to Sumitomo a specific shipment date (which will be subject to Sumitomo's approval) for such ordered Products which date will be between six (6) and twelve (12) months after acceptance of such order. In the event that BTi and Sumitomo cannot agree on a shipment date for an order for Products, Sumitomo will have the right to withdraw such order and BTi will have the right to reject such order. In the event that BTi fails to ship the Products on the agreed-upon scheduled shipment date, BTi shall pay liquidated damages to Sumitomo in the amount of ************** of the purchase price payable by Sumitomo for such Products per week for each full week that the shipment is delayed beyond the scheduled shipment date.

     Article 8. PAYMENT

     8.1 All payments to be made by Sumitomo to BTi hereunder shall be effected by wire transfer to the account of BTi at Silicon Valley Bank, 4600 Campus Drive, Suite 105, Newport Beach, CA 92660, ********************, Acct. No.
     ***********, or such other bank and account as BTi may designate in writing and shall be made in U.S. Dollars.

     8.2 The payment terms for the Products purchased by Sumitomo from BTi under this Agreement shall be as follows:

     (1)  Forty percent (40%):     within seven days immediately
                              following the date of BTi's
                              acceptance of Sumitomo's order


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         (2)  Forty percent (40%):      within seven days immediately
                                    following the date of delivery of
                                    the 10-day Shipment Notice to BTi
                                    (but in any event prior to release
                                    of the Products by BTi for
                                    shipment)

         (3)  Twenty percent (20%):     within seven days immediately
                                    following the date on which the
                                    installation of the Products at the
                                    customer's facility is completed and
                                    Sumitomo executes a Completion
                                    Certificate

     Article 9. TITLE AND RISK

     Title to and all risks of loss or damages to the Products shall pass from BTi to Sumitomo when the Products are duly delivered to the carrier Ex-Factory at BTi'S facility in San Diego or, in the case of the shielded room, Ex-Factory at such manufacturer's facility pursuant to Article 7.1 hereof.

     Article 10. SALES PROMOTION AND ASSISTANCE

     10.1 BTi shall keep Sumitomo provided with a reproducible copy of the same marketing materials and information regarding the Products as BTi provides to its customer prospects, in English. With respect to each type of the Products purchased by Sumitomo, BTi shall furnish Sumitomo with (a) over-all lists and specifications of all major components of such Products and (b) a collection of materials regarding the Products including the following manuals and information:

          (a) description and explanation of the Products and each major component thereof;
          (b)  a manual for site installation;


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          (c)  operation manual;
          (d)  user's maintenance manual; and
          (e)  all related documentation that normally accompanies such manuals.

     10.2 With respect to the materials set forth in Article 10.1 above, Sumitomo may, at its discretion, designate which materials are appropriate for translation into Japanese for delivery to prospective customers. Sumitomo will translate those materials into Japanese but shall provide BTi with a reasonable opportunity to edit the Japanese translation before they are used.

     10.3 BTi shall have good faith discussion with Sumitomo regarding modifications to the Products and their applications requested by Sumitomo on a case by case basis and if BTi determines to make any such modifications, BTi and Sumitomo will negotiate in good faith as to which party will bear the cost or some portion of the cost of such modifications.

     10.4 Subject to reasonable notification, BTi shall use its best efforts, at Sumitomo's cost, to dispatch one or more of its personnel to Japan in order to make presentations at symposiums or other exhibitions.

     10.5 The parties shall regularly hold sales and promotion meetings so that the parties may exchange information and have discussion about market conditions, needs of customers, introduction of new products and other marketing strategies. Each party shall bear its own costs and expenses incurred in connection with such sales and promotion meetings.

     10.6 In addition to the repair and replacement of defective Products or components thereof to be performed without separate charge pursuant to
     Article 12.5 hereof, BTi shall, at the request of Sumitomo, use its best efforts to dispatch its representatives to the site of Sumitomo's customer so as to assist Sumitomo in rendering after-sales service to


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     the customer, subject to reasonable notice by and at the cost of Sumitomo.

     10.7 With respect to each type of the Products to be released hereunder, Sumitomo shall diligently seek to obtain from the Ministry of Public Welfare of Japan ("MPW") an approval for sales of such Product as a medical device in Japan, subject to BTi's cooperation reasonably requested by Sumitomo including, without limitation, BTi's filing of 510(k) pre-market notification to Food and Drug Administration ("FDA") if MPW requires the evidence of such filing in process of the approval.

     Article 11. CONFIDENTIALITY

     11.1 Each party shall hold in confidence and, without the prior written consent of the other party, not disclose or authorize the disclosure of or communicate in any manner whatsoever to any third parties (except its outside counsel or consultants who are legally bound by an identical confidentiality obligation), nor use any Confidential Information furnished or disclosed to it hereunder for any other purpose than contemplated in this Agreement, except (a) as necessary to file an application with MPW and to get its approval, (b) as necessary to disclose to the Securities and Exchange Commission by request, or (c) as required by law or regulations; provided, however, that each party shall consult with each other as to how to maximize confidential treatment of the Confidential Information within the parameters of such laws or regulations. If a party becomes legally required to disclose any Confidential Information, such party will give the other party prompt notice of such fact so that the other party may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the non-disclosure provisions of this Agreement. The party required to make disclosure will fully cooperate with the other party in connection with efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure or the other party waives such compliance, the party required to make disclosure will make sure disclosure only to the extent that such disclosure is legally required


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     and will use its best efforts to have confidential treatment accorded to the disclosed Confidential Information.

     11.2 Any public release relating to the execution of this Agreement or the terms thereof shall be subject to the prior consent of the parties; provided, however, that with respect to any public release to be filed with the Securities and Exchange Commission the filing party need only provide the non-filing party with a reasonable prior opportunity to review the release.

     11.3 Without the prior written consent of the party owning the Confidential Information, the other party will not disclose any Confidential Information to any employees except those who need to know such Confidential Information for purposes of this Agreement, and each of the employees to whom any Confidential Information is revealed shall previously have been informed of the confidential nature of the Confidential Information and have agreed to be bound by the terms and conditions of an identical confidentiality agreement. The receiving party shall ensure that the Confidential Information is not used or disclosed by such employees except as permitted by this Agreement and shall be responsible for any breach by its employees, consultants, or agents of these confidentiality obligations.

     11.4 Each party shall accord all Confidential Information at least the same degree of care and confidence with which it treats its own similar information of like nature and make all efforts to assure the confidentiality of the Confidential Information by its officers and employees.

     Article 12. WARRANTIES AND LIABILITIES

     12.1 BTi represents and warrants that BTi has full right, power and authority to enter into this Agreement and to perform and discharge its duties and obligations under this Agreement and that the execution, delivery and performance of this Agreement will not violate, result in the breach of or cause a default under any material contract or


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     agreement to which it is a party. BTi also represents and warrants that, to its best knowledge, it has complied to the date of this Agreement with all applicable U.S. federal and state regulatory requirements with respect to the manufacture and sale of the Products, and that each set of the Products shipped by BTi to Sumitomo shall, to BTi's best knowledge, comply with all applicable U.S. federal and state regulatory requirements, as in effect at the time of the delivery, with respect to the manufacture and sale of such Products and BTi shall notify Sumitomo prior to shipment of any Products to Sumitomo of any violation thereof or noncompliance therewith. BTi represents that it will timely file a 510(k) pre-market notification with FDA for each type of Product to be marketed hereafter, and will report to Sumitomo of information regarding that notification.

     12.2 BTi represents and warrants that, to its best knowledge, there have been no product liability claims, actions, threatened litigations or litigations by any third party against BTi in connection with the manufacture, use and sale of the Products.

     12.3 BTi represents and warrants that all Products to be shipped by BTi to Sumitomo hereunder shall comply with specifications and performance standards established and published by BTi from time to time with respect to such Products and shall be free from all material defects in design, material and workmanship which would adversely affect the safety, utility or performance of the Products in accordance with their respective specifications and performance standards. BTi shall supply Sumitomo with the most current specifications and performance standards for a Product at the time Sumitomo places an order for such Product.

     12.4 Should, in connection with the installation of the Products by Sumitomo, the Products fail to pass the performance test which shall be carried out in accordance with the Performance Test Program, BTi shall, upon request by Sumitomo, send its qualified personnel to the installation site to assist in the determination as to why the Products have failed to attain the established performance standards. If BTi

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     determines to Sumitomo's reasonable satisfaction that such failure to attain the performance standards resulted from Sumitomo's failure to properly install the Products in accordance with BTi's instruction, Sumitomo shall pay all expenses incurred by BTi to send its personnel to the installation site. If such failure resulted from any design or material manufacturing defects as set forth in Article 12.3 above, BTi shall, at its cost, cure such defects, in which case BTi shall bear all expenses to send its personnel. Should BTi fail to cure such defects within sixty (60) days from the arrival date of BTi personnel at the installation site, Sumitomo may reject the Product and reverse the sale, in which case BTi shall return all the money actually received from Sumitomo for that Product and reimburse all actual costs and expenses with respect to installation of that Product incurred by Sumitomo, including without limitation, transportation cost.

     12.5 In the event any Products or components or parts thereof shall be proved to be defective (the "defective products") within a period of fourteen (14) months from the shipment from BTi's facility in San Diego or twelve (12) months from the date of installation and execution and delivery of the Completion Certificate, whichever comes earlier, BTi shall, at its discretion and upon prompt notice to Sumitomo, perform one of the following free of charge:

          (1) Provide for the replacement of the defective products. BTi shall be responsible for shipment thereof on an FOB Ex-factory basis at BTi's facility or FOB Ex-factory at the manufacturer's facility (in case of the shield room) basis, as the case may be, and Sumitomo shall bear and pay all transportation cost (from such facility to the site of Sumitomo's customer) thereof;

          (2) Provide for repair work for the defective products at the site. BTi will send its personnel or representative to perform the repair work at the site of Sumitomo's customer;

          (3)  Provide for both of the foregoing (1) and (2);

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

          (4) Provide for repair work for the defective products at BTi's facility or other facility designated by BTi. Sumitomo shall, at BTis reasonable request, send the defective products to BTi's facility or other facility so that BTi may carry out the repair work. Sumitomo shall bear and pay all transportation cost thereof.

     If, upon authorization by BTi, Sumitomo provides any substantial repair work and/or replacement work for the defective products, BTi will reimburse Sumitomo for the actual costs and expenses incurred by Sumitomo with respect to such repair or replacement work.

     12.6 BTi shall, at the request of Sumitomo, deliver Product components or parts thereof (other than replacement or repaired components or parts for defective products which are to be replaced or repaired by BTi pursuant to
     Article 12.5 above) at a price set forth in the Price List so that Sumitomo may perform after sales service to its customer and Sumitomo shall bear and pay all transportation cost (from the said facility to the site of Sumitomo's customer).

     12.7 Each party shall be responsible and liable for the safety and well being of its own employees, including, without limitation, any injury that such employee may sustain in connection with the performance of this Agreement, and each party hereby indemnifies and agrees to hold harmless the other party from any and all claims, liability, damages and costs (including reasonable attorney's fees) that may be asserted against or incurred by such party with respect to injuries to, or other damages incurred by, an employee of the indemnifying party.

     12.8 Except with respect to the specific representations and warranties made by BTi hereunder, all Products shall be sold by BTi without any implied warranty of merchantability or fitness for a particular purpose or other implied warranty.

     Article 13. TRADEMARKS AND INDUSTRIAL PROPERTY RIGHTS


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

     13.1 BTi represents and warrants that to its best knowledge, there are no industrial property rights infringement claims or actions by any third parties as of the date of this Agreement.

     13.2 BTi warrants that to its best knowledge, the use, sale, and distribution of the Products by Sumitomo shall not infringe any industrial property rights of any third party in the Exclusive Territory and Non-Exclusive Territory. This provision does not require or impose any duty on BTi to have conducted or to conduct an investigation of registered industrial rights of third parties in the Exclusive Territory and Non-Exclusive Territory.

     13.3 If BTi files any patent for the Products in Japan, it shall promptly inform Sumitomo of such filing.

     13.4 BTi hereby grants Sumitomo the right during the term of this Agreement to use BTi's trademarks and logos in connection with the sale, distribution and use of the Products in the Exclusive Territory and Non-Exclusive Territory (including, without limitation, the trademark "Magnes") . Sumitomo shall, at BTi's request, seek to register in Japan (in BTi's name and title) all such trademarks and logos to be used by Sumitomo in connection with the use, sale and distribution of the Products. The expense incurred with respect to such registration in Japan shall be borne by BTi. Sumitomo hereby agrees to follow BTi's reasonable instructions regarding the use and protection of such trademarks and logos and to notify BTi of any known actual or potential claims of infringement.

     13.5 If a third party brings an action, litigation, or claim against Sumitomo or its customers that the use, sale, or distribution of the Products or the Products themselves in Japan infringe any industrial property rights of the third party (the "Dispute"), BTi shall, with Sumitomo's reasonable cooperation, use its best efforts to defend or settle such Dispute so that Sumitomo and its customers may continue to use, sell, and distribute the Products in accordance with this

     Agreement. Should Sumitomo or the customer, due to BTi's failure to defend or settle the Dispute, be unable to use, sell, and distribute in Japan in accordance with this Agreement, BTi shall indemnify and hold Sumitomo harmless from all damages, liabilities, losses, costs and expenses including reasonable attorney's fee with respect to such Dispute. Notwithstanding the foregoing in no event shall BTi be liable for, or indemnify and hold Sumitomo harmless against, any actual or potential loss of profits or other remote damages suffered or incurred by Sumitomo as a result of or arising out of a Dispute.

     Article 14. TERM AND TERMINATION

     14.1 This Agreement shall continue in full force and effect initially for a term of three (3) years commencing on the 23th day of January, 1997. In the event (i) Sumitomo attains the Minimum Quantity for the then-current term, and (ii) the parties mutually agree in writing to the Minimum Quantity for the subsequent term prior to the expiration of the then-current term, this Agreement shall renew for a subsequent term of two
     (2) years and Sumitomo shall continue to have the rights set forth in Articles 2.1 and 3.1 for such renewal term. The Minimum Quantity for the initial term is *********.

     14.2 Either party may immediately terminate this Agreement upon giving notice in writing to the other on the happening of any of the following:

          (1) If the other party has failed to comply with its material obligations hereunder (other than the failure to make a payment required under this Agreement, which shall allow the non-breaching party to terminate this Agreement upon giving notice) after having been notified in writing of such failure and having failed to remedy the same within forty-five (45) days from the date of such notice.

          (2)  (a) if the other party shall make an assignment for the


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

               benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (b) if there shall have been filed any such BONA FIDE petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or which remains undismissed for a period of forty five (45) days or more; or (c) if the other party by any act or omission of act shall indicate its consent to, approval of or acquiescence in any such petition, application, or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its property, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of forty five (45) days or more.

     14.3 Sumitomo shall have a right to terminate this Agreement upon giving notice in writing to BTi if Sumitomo is unable to sell or use the Products due to an infringement claim by a third party relating to industrial property rights which BTi is unable to successfully defend or settle within a reasonable period of time (but in any event within six (6) months) and which results in Sumitomo being unable to use, sell or distribute the Products in the Exclusive Territory or Non-Exclusive Territory.

     14.4 If, after 120 days from the scheduled shipment date for a Product, a customer terminates its purchase contract with Sumitomo for said Product, Sumitomo shall then have the right to terminate its order with BTi for such Product.


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

     14.5 Expiration or termination of this Agreement under this Article shall be without prejudice to the rights and remedies of the parties against each other already accrued as of the date of termination or expiration.

     14.6 Sumitomo may market and sell the Products that it has purchased from BTi prior to the termination or expiration of this Agreement.

     14.7 Promptly upon the termination of this Agreement pursuant to Article 14.2, Sumitomo shall convey and transfer to BTi or to any other entity designated by BTi all import licenses and related licenses and rights obtained by or on behalf of Sumitomo legally required for the importation, use, distribution or sale of the Products by BTi or such designated entity in the Exclusive Territory and Non-Exclusive Territory. If such conveyance or transfer is not legally permissible, or if such an attempted conveyance or transfer would be ineffective or would adversely affect materially the rights of BTi so that BTi would not in fact receive substantially all such rights, Sumitomo will cooperate with BTi in any reasonable arrangement designed to provide BTi or its designee the benefits under any such licenses and rights as far as the laws and regulations permit conveyance and transfer thereof or other actions by Sumitomo so as to enable BTi or the designee to obtain the benefits under such licenses and rights. In the event this Agreement is otherwise terminated by Sumitomo for any reason not attributable to Sumitomo, BTi will pay all costs and expenses incurred by Sumitomo to transfer such licenses and rights, or otherwise give the benefits thereunder, to BTi or its designee.

     14.8 Expiration or termination of this Agreement shall not operate to terminate any covenants set forth in Articles 12.3 and 12.6 (Warranty and Liability), Articles 13.2 and with respect to Products distributed prior to the termination of this Agreement Article 13.5 (Trademarks and Industrial Property Rights), Article 14.6 (Term and Termination) and confidentiality obligation set forth in Article 11 (Confidentiality). Except as specifically set forth in Article 2.2 hereof, any termination of this Agreement shall not operate to


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

terminate Sumitomo's obligations under Article 2.2.

Article 15. INCENTIVE

In the event that Sumitomo places orders for ************ of the Products during the first *********** of the initial three (3) year term of this Agreement, BTi shall rebate Sumitomo an amount equal to ****************** of the aggregated actual prices of such ************* of the Products. The payment of the rebate, if any, shall be made by wire transfer to Sumitomo's bank account set forth in Article 3.2 in the United States dollars within ninety (90) days after the expiration of the first two (2) years of the initial term of this Agreement.

Article 16. FORCE MAJEURE

16.1 Neither party shall be liable for failure to perform part or the whole of this Agreement and/or each individual contract under this Agreement when such failure is due to fire, flood, strikes, labor troubles or other industrial disturbances, inevitable accidents, war (declared or undeclared), embargoes, blockades, legal restrictions, riots insurrections, or any other similar FORCE MAJEURE causes beyond the control of the parties hereto.

16.2 The party so affected shall promptly give the other party reasonable detailed written notice of the causes of such failure and the probable extent of continuation of such cause and use its best efforts to avoid or remove such cause. Whenever such cause is removed, such party shall resume and complete performance with the utmost dispatch.

Article 17. ASSIGNMENT

17.1 Neither party shall assign, transfer or otherwise dispose of this Agreement in whole or in part to any person, firm or corporation

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

without the prior written consent of the other party hereto. Notwithstanding the foregoing, the acquisition of either party by any third party shall not require the consent of the other party to this Agreement and this Agreement shall continue in full force and effect between the successor entity and the non-acquired party.

17.2 Notwithstanding the foregoing, Sumitomo may transfer its distribution right to any wholly-owned subsidiary of Sumitomo without prior written consent of BTi. Any other transfers to entities controlled by Sumitomo shall require the prior written consent of BTi, which consent shall not be unreasonably withheld.

Article 18. ARBITRATION

All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Switzerland.

Article 19. NOTICE

All notices, requests and other communications that shall or may be given hereunder shall be personally delivered or sent by registered air mail, telex or telecopy to the appropriate address indicated below or such other address as a party may have advised to the other party in writing.

    To BTi:     9727 Pacific Heights Blvd.
                San Diego, CA 92121-3719
                Telecopy: 1-619-458-5698

    To Sumitomo: Ote Center Building
                1-1-3 Otemachi Chiyoda-ku, Tokyo 100, Japan
                Attention: General Manager
                           Medical Business Department

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

                    Telex: 22865 SUMIMETAL
                    Telecopy: 81-3-3282-6762

All notice shall take effect upon receipt thereof by the addressee; provided that such notice shall PRIMA FACIE be deemed to have been received by the addressee:

     (1) if sent by registered air mail, upon expiration of ten
         (10) days after the date of registration with the postal authorities; or

     (2) if sent by telex or telecopy, upon the expiration of two (2) business days after the date of dispatch;
         provided further that, if any such notice is provided by telecopy, the party giving such notice shall immediately send by registered air mail a hard copy of the telecopied notice to the addressee.

Article 20. GOVERNING LAW

This Agreement shall be governed as to all matters, including validity, construction and performance, by and under the laws of California, without giving effect to the principles of the Conflicts of laws.

Article 21. PRESERVATION OF PRODUCTS

Sumitomo shall not, and shall take reasonable steps to ensure that customers do not, disassemble or modify any Products, other than disassembly which may be required as part of routine maintenance and repair of such Products.

Article 22. ENTIRE AGREEMENT

This Agreement as the same has been drafted and executed in English constitutes the entire and only agreement between the parties hereto

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

relating to the sale of Products and no modification, change and amendment of this Agreement shall be binding upon both BTi and Sumitomo except by mutual consent in writing of subsequent date signed by authorized officer or representative of each of the parties hereto.

Notwithstanding the foregoing, the parties hereby agree that any breach of the License and R&D Agreement which was entered into on the 22nd day of January, 1990 between the parties shall be deemed a breach of this Agreement and any breach of this Agreement shall be deemed to be a breach of the License and R&D Agreement.

The failure of either party to enforce at any time any of the provisions of this Agreement, or any right with respect thereto, shall not be construed as a waiver of such provisions or rights.

In no event shall either party be liable to the other party for actual or potential loss of profits or other remote damages suffered or incurred by the other party as a result of or arising out of this Agreement or any breach or termination hereof.

If any portion or provision of this Agreement shall be held by any court of proper jurisdiction to be illegal or void, the remaining portions and provisions shall notwithstanding remain in full force and effect.

Unless otherwise specifically agreed upon in this Agreement, each party shall bear its costs and expenses in connection with the negotiations, preparation, execution, delivery and performance of this Agreement.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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

IN WITNESS WHEREOF, the parties hereto have caused this Agreement in English and in duplicate to be executed by their duly authorized officers or representatives as of the day and year first above written.

                               BIOMAGNETIC TECHNOLOGIES, INC.



                                   /s/ James V. Schumachen
                               By: -------------------------------
                                      James V. Schumachen

                               SUMITOMO METAL INDUSTRIES, LTD.



                                   /s/ Kiyoshi Furukawa
                               By: -------------------------------
                                       Kiyoshi Furukawa















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